MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1A of Znomics, Inc. (A Developement Stage Enterprise), of our report dated February 11, 2008 on our audit of the financial statements of Znomics, Inc. (A Developement Stage Enterprise) as of December 31, 2007 and December 31, 2006, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2007 and December 31, 2006 and the period from inception on September 13, 2001 through December 31, 2007, and the reference to us under the caption "Experts."

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
April 11, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501